UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 18, 2009

SEACOR Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12289 (Commission File Number)	13-3542736 (IRS Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida	33316
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(954) 523-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

As previously disclosed, on November 20, 2009, SEACOR Holdings Inc. (the “Company”) notified U.S. Bank, National Association (“U.S. Bank”), as trustee under the indenture, dated as of December 17, 2004, between the Company and U.S. Bank (the “Indenture”), of its election to redeem all of its outstanding 2.875% Convertible Senior Debentures due 2024 (the “Debentures”) on December 20, 2009 (the “Redemption Date”) at a redemption price of 100.82% of the principal amount, plus accrued and unpaid interest to, but not including, the Redemption Date (the “Redemption Price”).

Prior to the Redemption Date, holders of $213,526,000 principal amount of the Debentures elected to convert their Debentures pursuant to a conversion right under the Indenture. The Company may settle such conversions with cash, shares, or a combination of cash and shares. The Company elected to settle the conversion of $213,526,000 principal amount by issuing 2,918,977 shares of common stock and a nominal cash payment for fractional shares. Following the conversion, the Company will have 23,165,602 shares of common stock outstanding.

All remaining $32,695,000 principal amount of Debentures outstanding will be redeemed on the Redemption Date and no Debentures will be outstanding after such date. The Company expects to fund the Redemption Price of $32,976,154.30 with cash on hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

Date: December 18, 2009	By:	/s/ Paul L. Robinson
Name:	Paul Robinson
Title:	Senior Vice President and General Counsel